GlaxoSmithKline plc S-8

Exhibit 4.6

GSK PUERTO RICO 401(K) PLAN (As Amended and Restated Effective April 1, 2013)

TABLE OF CONTENTS

Page

ARTICLE I	INTRODUCTION	1
ARTICLE II	DEFINITIONS	2
ARTICLE III	TRANSITION AND ELIGIBILITY TO PARTICIPATE	9
3.1	Rights Affected and Preservation of Accrued Benefits	9
3.2	Eligibility to Participate	9
3.3	Corporate Transactions	10
3.4	Election to Make Pre-Tax and/or After-Tax Contributions	10
3.5	Data	10
3.6	Beneficiary Designation	11
3.7	Other Plans	11
ARTICLE IV	PARTICIPANT AND COMPANY CONTRIBUTIONS	12
4.1	Pre-Tax Contributions	12
4.2	After-Tax Contributions	12
4.3	Rollover Contributions	12
4.4	Change or Suspension in Contributions	13
4.5	Company Matching Contributions	13
4.6	GSK Core Contributions	14
4.7	Reversion	14
4.8	Section 1081.01(d) Nondiscrimination Tests	14
4.9	Treatment of Allocable Excess Pre-Tax Contributions	17
4.10	Maximum Allocation – PR Code Section 1081.01(a)(11(B)	18
ARTICLE V	PARTICIPANTS’ ACCOUNTS	19
5.1	Credits to Participants’ Accounts	19
5.2	Investment of Accounts Other than GSK Core Contributions Account	19
5.3	Investment of After-Tax Contribution Account	20
5.4	Valuation of Accounts	20
5.5	Dividends on Employer Stock	20
5.6	Participants Right to Diversify	20
5.7	Effect of Distributions and Withdrawals	20
5.8	Accounting for Allocations	20
5.9	Partial Investment in Cash or Obligations	20
5.10	Investment in Puerto Rico Property	20
5.11	Active Participant Vesting	20
ARTICLE VI	DISTRIBUTIONS UPON SEPARATION FROM SERVICE	21
6.1	Distribution Upon Separation from Service	21
6.2	Distribution Upon Death	21
6.3	Form of Payment	21
6.4	Direct Rollover	21

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ARTICLE VII WITHDRAWALS DURING EMPLOYMENT		22
7.1	In General	22
7.2	Voluntary Withdrawals	22
7.3	Withdrawal of Pre-January 1, 1994 Contributions and Earnings	22
7.4	Hardship Withdrawals	22
ARTICLE VIII ADMINISTRATION		24
8.1	Plan Administrator	24
8.2	Named Fiduciary	24
8.3	Rules of Administration	24
8.4	Duties and Powers of GlaxoSmithKline or its Designated Representative	24
8.5	Services to the Plan	25
8.6	Funding Policy	25
8.7	Records and Reports	25
8.8	Claims Procedure	25
8.9	Indemnification	26
8.10	Notice of Address and Missing Persons	26
8.11	Effect of a Mistake	27
ARTICLE IX MANAGEMENT OF FUNDS		28
9.1	Trust Agreement	28
9.2	Contributions	28
9.3	Non-reversion	28
9.4	Rights in the Trust Fund	28
ARTICLE X AMENDMENT, TERMINATION, AND MERGERS		29
10.1	Amendment	29
10.2	Termination	29
10.3	Merger or Consolidation	30
ARTICLE XI PARTICIPATION IN AND WITHDRAWAL FROM THE PLAN BY AN AFFILIATED COMPANY		31
11.1	Participation in the Plan	31
11.2	Withdrawal from the Plan	31
ARTICLE XII GENERAL PROVISIONS		32
12.1	Source of Benefits	32
12.2	No Employment Rights	32
12.3	Alienation	32
12.4	Distribution Pursuant to a Qualified Domestic Relations Order	32
12.5	Withholding	33
12.6	Voting Rights	33
12.7	Tender Offers	33
12.8	Facility of Payment	33
12.9	Applicability of the Plan	33
12.10	Notice	33
12.11	Construction of Plan	33
12.12	Gender and Number	33
12.13	Headings	34

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12.14	Governmental Approval	34
12.15	Uniformity	34
12.16	Severability	34
APPENDIX A		35
Affiliated Companies Participating in the Plan		35

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GSK PUERTO RICO 401(K) PLAN

(As Amended and Restated Effective April 1, 2013)

ARTICLE I

INTRODUCTION

The objective of the Plan is to encourage the employees who reside in the Commonwealth of Puerto Rico and work for businesses affiliated with GlaxoSmithKline plc that have adopted the Plan to save on a regular basis toward retirement. The Plan is now amended and restated to reflect current changes in applicable law and best administrative practices.

It is intended that this amended and restated profit sharing plan continue to be qualified under Sections 1081.01(a) and (d) of the Puerto Rico Internal Revenue Code of 2011, as amended (“PR Code”), that it also meet the requirements of Section 1081.01(g) of the PR Code, and the trust created to fund the Plan will continue to be exempt from taxation under Section 1081.01(a) of the PR Code.

ARTICLE II

DEFINITIONS

Whenever used in the Plan the following terms shall have the respective meanings set forth below unless a different meaning is clearly required by the context in which the term is used, use of a term in one gender shall not exclude the other gender for the definition:

“Account” means the separate account maintained for each Participant which represents the Participant’s total proportionate interest in the several investment funds maintained under the Plan and which consists of the sum of the following sub-accounts, which in each case shall include any contributions of the same type credited under a plan merged into the Plan:

(a)          “After-Tax Contributions Account” shall include the balance of any Basic and Additional Contributions Accounts in the Plan as of March 31, 1998 (as defined then), After-Tax Contributions and any gains and losses of the Trust Fund attributable thereto.

(b)          “Company Matching Contributions Account” shall be allocated Company Matching Contributions and any gains or losses of the Trust Fund attributable thereto.

(c)          “GSK Core Contributions Account” shall be allocated the GSK Core Contributions, and any gains or losses of the Trust Fund attributable thereto.

(d)          “Pre-Tax Contributions Account” shall be allocated Pre-Tax Contributions and any gains and losses of the Trust Fund attributable thereto.

(e)          “Prior Company Matching Contributions Account” shall include the balance of any Company Matching Contributions as of March 31, 1998 (as defined then), 1165(e) Matching Contributions Accounts in the Plan as of June 30, 2001 (as defined then) and Company Matching Contributions made under the Block Drug Co. Savings Plan as of May 22, 2002 (as defined therein) and, any gains and losses of the Trust Fund attributable thereto.

(f)           “Rollover Contributions Account” shall be allocated any Rollover Contributions, and any gains or losses of the Trust Fund attributable thereto.

“Actual Deferral Percentage” or “ADP” means the ratio (expressed as a percentage calculated to two (2) decimal points) of Pre-Tax Contributions made on behalf of the eligible Employees for the Plan Year to the eligible Employee’s Compensation for the Plan Year.

“Affiliated Company or Companies” means:

(a)          any corporation, partnership or other entity which is a member of a controlled group of corporations (as defined in Section 1010.04 of the PR Code) which includes GlaxoSmithKline plc;

(b)          any group of entities (whether or not incorporated) which are related (as defined in Section 1010.05 of the PR Code) with GlaxoSmithKline plc; and

(c)          any corporation, partnership or other entity that is part of an affiliated service group (as defined in Section 1081.01(a)(14)(B) which includes GlaxoSmithKline plc or is under common control with GlaxoSmithKline plc, that have employees who are bona-fide residents of Puerto Rico.

“After-Tax Contributions” means the voluntary contributions made by a Participant, as described in Section 4.2.

“Allocable Excess Pre-Tax Contributions” shall mean the amount of Pre-Tax Contributions for a calendar year that the Participant allocates to this Plan pursuant to the claim procedure described in Section 4.9 hereof.

“Average Actual Deferral Percentage” or “Average ADP” means the average (expressed as a percentage calculated to two (2) decimal points) of the Actual Deferral Percentages (ADPs) of the eligible Employees in a group.

“Beneficiary” means the person or persons designated under Section 3.6 to receive benefits under the Plan upon the death of a Participant.

“Block Drug Co. Savings Plan” means the plan that transferred into the Plan effective May 22, 2002.

“Board of Directors” means the Board of Directors of GlaxoSmithKline Puerto Rico, Inc.

“Business Day” means any working day within the Plan Year in which the Plan record keeper is open for business.

“Catch-up Contributions” means the voluntary contributions made by a Participant in excess of the Pre-Tax Contribution limitations contained in the Plan, as described in Section 4.1.2.

“Code” means the United States Internal Revenue Code of 1986, as amended and its enabling regulations or any legislation superseding the Code. Any reference to a section of the Code shall also be a reference to the appropriate section of any legislation superseding the Code.

“Company” means GlaxoSmithKline Puerto Rico, Inc., a Puerto Rico corporation, or any successor corporation resulting from merger, consolidation, or transfer of assets substantially as a whole, which shall expressly agree in writing to continue the Plan.

“Company Matching Contributions” means the contributions made by the Employer.

“Compensation” means, for each Employee:

(a)           For any Plan Year commencing prior to January 1, 2012, the Employee’s total taxable income under the PR Code received from the Employer with respect to such Plan Year, including, but not limited to, base earnings, regularly scheduled variable incentive pay and bonuses (including Christmas bonuses) , overtime, shift differential, but excluding special bonuses and awards, income recognized in connection with stock-related options and payments, reimbursements and other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, severance or separation pay and any amounts paid prior to beginning participation in the Plan, as determined pursuant to guidelines established and revised by the Employer from time to time and communicated to Employees. Solely for the purpose of computing the GSK Core Contribution, Compensation shall include amounts paid to an Employee under a short term disability program sponsored by the Employer or maintained pursuant to legal requirements.

(b)          For any Plan Year commencing on or after January 1, 2012, the lesser of the amounts described in paragraph (a) above and $250,000 (or such other amount as may be applicable under section 401(a)(17) of the Code).

“Computation Period” means, with respect to any Employee, the twelve (12) consecutive month period that begins on his Employment Commencement Date or Reemployment Commencement Date and all calendar years that begin after his Employment Commencement Date or Reemployment Commencement Date.

“Disability” means, with respect to any Participant, a disability with respect to which he is eligible for and receiving benefits under a long term disability plan sponsored by the Company or an Affiliated Company.

“Effective Date” means April 1, 2013. The original effective date of this Plan is January 1, 1974.

“Eligible Retirement Plan” for purposes of Section 4.3 means a retirement plan which complies with the requirements of PR Code Section 1081.01. For all other purposes shall also mean an individual retirement account or individual retirement annuity described in Section 1081.02 of the PR Code and such other retirement arrangements eligible to receive a distribution from the Plan, as may be provided through amendment to the PR Code.

“Eligible Rollover Distribution” means any distribution of all the balance to the credit of a participant in an Eligible Retirement Plan due to a Separation from Service.

“Employee” means an individual (other than a Leased Employee) who is employed by the Company or a Participating Company at their Puerto Rico locations and who is also a bona fide resident of Puerto Rico (within the meaning of U.S. Treasury Regulation Section 1.501(a)-l(e)). There shall be included within this definition interns, co-ops and full and part-time temporary employees, who are on a Participating Company’s payroll.

“Employer” means the Company and all Affiliated Companies.

“Employer Stock Fund” means an investment fund consisting primarily of ADSs.

“Employment Commencement Date” means, for each Employee, the date on which he completes his first Hour of Service. Unless the Company shall expressly determine otherwise, and except as is expressly provided otherwise in this Plan, an Employee shall not, for the purposes of determining his/her Employment Commencement Date, be deemed to have commenced employment with an Affiliated Company prior to the effective date on which the entity became an Affiliated Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GSK Core Contribution” means the amounts contributed by the Employer, as described in Section 4.6.

“GlaxoSmithKline” means GlaxoSmithKline LLC, a Delaware limited liability company.

“Highly Compensated Employee” means each Employee who:

(a)          during the Plan Year for which the determination is being made was more than a 5% owner or had more than a 5% interest in earnings or capital of the Employer;

(b)          received Compensation during the preceding Plan Year from the Employer in excess of the PR Code Section 1081.01(d)(3)(E)(iii)(III) limit; or

(c)          is an officer of the Employer.

“Hour of Service” means for any Employee, a credit awarded with respect to:

(a)          Except as provided in Subsection (b),

(1)          Each hour for which he directly or indirectly is paid or entitled to payment by the Employer for the performance of employment duties;

(2)          Each hour for which he is entitled, either by award or agreement, to back pay from the Employer, irrespective of mitigation of damages;

(3)          Each hour for which he directly or indirectly is paid or entitled to payment by the Employer on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), jury duty, layoff, or leave of absence;

(4)          In accordance with the Uniformed Service Employment and Reemployment Rights Act of 1994, service credited with respect to qualified military service in accordance with Code Section 414(u);

(5)          Any unpaid family or medical leave required to be credited by law; provided that the Employee returns to employment with the Employer at the expiration of the leave; or

(6)          Each hour of otherwise regularly scheduled work missed by reason of disability leave of absence from the Employer.

(b)          Notwithstanding anything to the contrary in Subsection (a):

(1)          No Hours of Service shall be credited to an Employee for any period merely because, during such period, payments are made or due him under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws.

(2)          No Hours of Service shall be credited to an Employee with respect to payments solely to reimburse for medical or medically-related expenses.

(3)          No Hours of Service shall be credited twice.

(4)          Hours of Service for the performance of duties shall be credited to the Employee for the Period of Service in which the services are performed. Hours of Service for back pay shall be credited to the Employee for the Period of Service to which the award or agreement pertains rather than the Period of Service in which the back pay award was made.

(5)          Hours of Service shall be credited at least as liberally as required by the rules set forth in U.S. Department of Labor Reg. §2530.200b-2(b) and (c).

(6)          In the case of an Employee who is such solely by reason of service as a Leased Employee, Hours of Service shall be credited as if such Employee were employed and paid with respect to such service (or with respect to any related absences or entitlements) by the Participating Company or Affiliated Company that is the recipient thereof.

“Investment Fund” means each of the funds, excluding the Employer Stock Fund, with varying investment objectives approved by the Plan Administrator as an investment media for the Trust Fund in accordance with Article 5 The Plan Administrator shall have discretion in establishing and terminating such funds as it shall deem appropriate.

“Leased Employee” means any person, other than an employee of a Participating Company or an Affiliated Company, who, pursuant to an agreement between a Participating Company or an Affiliated Company (the “recipient”) and any other individual (“leasing organization”), has performed services for the recipient (or for the recipient and related individuals) on a substantially full-time basis for a period of at least one year, and such services are performed by such individuals under the primary direction and control of the recipient, provided that for purposes of determining whether an individual is an Employee and for purposes of determining an individual’s eligibility and vesting service, an individual who would be a “Leased Employee” but for the requirement that such individual perform services for the recipient (or for the recipient and related individuals) on a substantially full-time basis for a period of at least one year shall nevertheless be treated as a Leased Employee. An individual shall not retroactively become an Employee even if such individual is subsequently treated or classified as an employee for any purpose by any party that does not include eligibility to participate in the Plan.

“Non-highly Compensated Employee” means an Employee who is not a Highly Compensated Employee.

“Normal Retirement Age” means 65 years of age.

“Participant” means an Employee who having met the applicable eligibility requirements of Article 3 has an Account balance. A Participant who is an Employee may be referred to as an active Participant. A Participant who is no longer an Employee on a Participating Company’s payroll may be referred to as an inactive Participant.

“Participating Company” means the Company and all Affiliated Companies listed in Appendix A.

“Payroll Period” means the weekly, bi-weekly, semi-monthly, or monthly pay period for which an Employee receives compensation from a Participating Company; provided that if a Participant ceases to be an Employee, only the Payroll Period including the date on which the Employee ceases to be an Employee shall be considered a “Payroll Period.”

“Period of Service” means for any Employee, the elapsed time between an Employee’s Employment Commencement Date and the date of reference, inclusive, and disregarding any Period of Severance or any period during which he is not an Employee to the extent such period falls within a period of at least 12 consecutive months in which he has a Separation from Service by reason of resignation, discharge, or attainment of Normal Retirement Date and completes no Hours of Service as described in Subparagraph (a)(1) of the definition of “Hour of Service”. The number of full years in an Employee’s Period of Service shall be determined by aggregating non-contiguous periods within his Period of Service. For the aggregation of Periods of Service, 365 days of service shall constitute a whole year.

“Period of Severance” means, for any former Employee, a period of at least 12 consecutive months following a Separation from Service during which he is credited with no Hours of Service as described in Subparagraph (a)(1) of the definition of “Hour of Service”.

“Plan” means the GSK Puerto Rico 401(k) Plan, formerly known as the GSK Puerto Rico Retirement Savings Plan.

“Plan Administrator” means GlaxoSmithKline or such other person(s) appointed by the Board of Directors to act as such.

“Plan Year” means the calendar year.

“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended and its enabling regulations or any legislation superseding the PR Code. Any reference to a section of the PR Code shall also be a reference to the appropriate section of any legislation superseding the PR Code.

“Pre-Tax Contributions” means the voluntary contributions made by a Participant, as described in Section 4.1.

“Prior Company Matching Contributions” means:

(a)          The balance of any Company Matching Contributions as of March 31, 1998 (as defined then),;

(b)          The balance of 1165(e) Matching Contributions Accounts in the Plan as of June 30, 2001 (as defined then); and

(c)          Company Matching Contributions made under the Block Drug Co. Savings Plan as of May 22, 2002 (as defined therein).

“Reemployment Commencement Date” means the first day following a one-year Period of Severance on which an Employee is entitled to be credited with an Hour of Service described in Paragraph (a)(i) of the definition of “Hour of Service” in this Article 2.

“Rollover Contributions” means the contributions made by a Participant, as described in Section 4.3.

“Separation from Service” means:

The date, as recorded on the records of the Employer, on which an Employee of such company quits, retires, is discharged, or dies, or, if earlier, the first anniversary of the first day of a period during which the Employee remains absent from service with the Employer (with or without pay) for any other reason, except:

(a)           Solely for purposes of determining whether a one-year Period of Severance has occurred, if the Employee is absent from work beyond the first anniversary of the first day on which he is absent by reason of pregnancy, childbirth, or placement in connection with adoption, or for purposes of the care of such Employee’s child immediately after birth or placement in connection with adoption, the date of such Employee’s Separation from Service shall be the second anniversary of the first day of such absence; or

(b)          If the Employee is absent for military service under leave granted by the Employer or required by law, the Employee shall not be considered to have a Separation from Service, provided the absent Employee returns to service with the Employer within 90 days of his release from active military duty or any longer period during which his right to reemployment is protected by law.

“Share” means one American Depository Share (“ADS”) equivalent to two ordinary shares of GlaxoSmithKline plc, and which is readily tradable on an established securities market.

“Spouse” or “spouse” means, effective on and after June 26, 2013, with respect to any Participant, a person of the opposite sex of the Participant (or deceased Participant) who is (or was) a husband or wife, or a person of the same-sex as the Participant (or deceased Participant) who is or was legally married to the Participant in any state or foreign jurisdiction that recognizes such marriage (and regardless of where the couple lives or lived).

“Trust Agreement” means the agreement of trust under which the Trustee serves.

“Trust Fund” means the assets of every kind and description held by the Trustee under the Trust Agreement.

“Trustee” means a trustee selected by the Plan Administrator pursuant to Section 12.1.

“Valuation Date” means each day the New York Stock Exchange is open for trading, or such other day as the Plan Administrator shall determine.

ARTICLE III

TRANSITION AND ELIGIBILITY TO PARTICIPATE

3.1          Rights Affected and Preservation of Accrued Benefits. Except as provided to the contrary herein, any Employee or former Employee who is not an Employee on or after April 1, 2013 shall have his Account maintained under the Plan, but shall have his rights and benefits determined solely under the Plan as in effect immediately prior to April 1, 2013.

3.2          Eligibility to Participate. Each Employee eligible to participate in the Plan as of March 31, 2013 shall continue to be eligible to participate in the Plan as of April 1, 2013, if he is then an Employee. Each Employee who is not eligible to participate in the Plan as of March 31, 2013 shall become eligible to participate in the Plan (if he is then an Employee) immediately upon employment.

3.2.1       Pre-Tax Contributions. For purposes of making Pre-Tax Contributions pursuant to Section 4.1:

3.2.1.1  Each Employee shall be eligible to make Pre-Tax Contributions on and after the first day that he is credited with an Hour of Service as an Employee. Except as set forth in Sections 3.2.2.1 and 3.2.2.2, an Employee shall become a Participant in the Plan by electing to make Pre-Tax Contributions or Rollover Contributions as described in Section 4.1.

3.2.1.2  A Participant who ceases to be an Employee and who later becomes an Employee, shall be eligible to become a Participant as of the date on which he first again completes an Hour of Service as an Employee.

3.2.2       Company Contributions.

3.2.2.1          Company Matching Contribution.

(A)         Employees. All Employees shall be eligible to participate in the Company Matching Contribution pursuant to Section 4.5 commencing with the first Payroll Period in which they are credited with a one-year Period of Service.

(B)         Rehired Participants.

(1)          Any Employee who was previously eligible for a matching contribution pursuant to the Plan or the Block Drug Plan, shall be eligible to receive Company Matching Contributions as of the date on which he first again completes an Hour of Service as an Employee.

(2)          Any Employee who was previously a participant in the Plan or the Block Drug Plan, but was not eligible for a matching contribution pursuant to the terms of such plan, shall be eligible to receive Company Matching Contributions in accordance with Section 3.2.2.1(A), taking into account Periods of Service credited under the terms of such plan; provided that if the Employee had no vested interest in employer contributions under the applicable plan as of such Employee’s Separation from Service, Periods of Service credited before the Separation from Service shall not be taken into account after the Employee again becomes an Employee if the Employee’s consecutive one-year Periods of Severance equals or exceeds the greater of (i) 5 or (ii) the aggregate number of years of service before such Period of Severance.

3.2.2.2          GSK Core Contributions Account.

(A)         Employees. All Employees shall be eligible to participate in the GSK Core Contribution commencing with the first Payroll Period in which they are credited with a one-year Period of Service.

(B)         Rehired Participants.

(1)          Any Employee who was previously eligible for GSK Core Contributions pursuant to the Plan shall be eligible for GSK Core Contributions as of the date on which he first again completes an Hour of Service as an Eligible Employee.

(2)          Any Employee who was previously a participant in (A) the Plan but was not eligible for GSK Core Contributions, or (B) the Block Drug Plan but was not credited with a one-year period of service pursuant to the terms of such applicable plan, shall be eligible for GSK Core Contributions in accordance with Section 4.6, taking into account Periods of Service credited under the terms of such plan; provided that if the Employee had no vested interest in employer contributions under the applicable plan as of such Employee’s Separation from Service, Periods of Service credited before the Separation from Service shall not be taken into account after the Employee again becomes an Employee if the Employee’s consecutive one-year Periods of Severance equals or exceeds the greater of (i) 5 or (ii) the aggregate number of years of service before such Period of Severance.

3.3          Corporate Transactions. Except as otherwise provided in this Section 3.3, an individual who becomes an Employee as the direct result of a Corporate Transaction shall not be treated as an Employee before he is first credited with an Hour of Service.

3.4          Election to Make Pre-Tax and/or After-Tax Contributions. Each Employee may elect to make Pre-Tax and/or After-Tax Contributions as soon as practicable by filing advance notice, as provided in Section 12.10, of such election with the Company within such period of time as may be designated by the Plan Administrator. Such notice shall authorize the Company to reduce such Employee’s salary by an amount determined in accordance with Section 4.1 and to make Pre-Tax Contributions on such Employee’s behalf in the amount of such reduction and/or to make After-Tax Contributions on such Employee’s behalf.

3.5          Data. Each Employee shall furnish to the Company such data as the Company may consider necessary for the determination of the Employee’s rights and benefits under the Plan and otherwise shall cooperate fully with the Company in the administration of the Plan.

3.6         Beneficiary Designation.

3.6.1       When applying for participation in the Plan or when he first becomes eligible to receive a GSK Core Contribution pursuant to Section 4.6, an Employee shall designate, in the manner specified by the Plan Administrator, and in no other, a Beneficiary or Beneficiaries to whom his Account shall be paid in the event of his death. Each Participant’s Beneficiary shall be his surviving spouse unless the Participant has designated a different Beneficiary and the Participant’s spouse has consented to that designation in writing in an instrument that acknowledges the effect of the designation and is witnessed by a notary public, or the Plan Administrator concludes that such consent cannot be obtained because the Participant has no spouse, because the spouse cannot be located or because of such other circumstances, as provided by applicable law. A Participant may change his Beneficiary designation at any time by written notice to the Plan Administrator in a form approved by the Plan Administrator, except that no change in Beneficiary designation may be made which does not conform to the rules contained in this Section 3.6.

3.6.2       If a Participant’s spouse is the Participant’s Beneficiary, upon the dissolution of the marriage of the Participant, the designation of the Participant’s former spouse as a Beneficiary shall continue in effect until the Participant remarries or executes another Beneficiary designation that complies with Section 3.6.

3.7         Other Plans. An Employee who is credited with employer contributions under any other savings plan maintained by the Employer shall be ineligible to participate in the Plan.

ARTICLE IV

PARTICIPANT AND COMPANY CONTRIBUTIONS

4.1          Pre-Tax Contributions.

4.1.1       Each active Participant may file an election under Section 3.4 to have a percentage of his Compensation (in 1% increments), not to exceed the lesser of 50% of his Compensation or the limit contained in Section 1081.01(d)(7) of the PR Code ($10,000 for 2011; $13,000 for 2012 and $15,000 for 2013 and thereafter until amended), contributed by the Company as Pre-Tax Contributions for credit to the Eligible Employee’s Pre-Tax Contribution Account. Such contribution shall be made no less frequently than monthly.

4.1.2       Each active Participant who attains age 50 or more during the Plan Year shall be eligible to make Catch-up Contributions of up to the limit provided in Section 1081.01(d)(7)(C) of the PR Code ($1,500 for 2013). Catch-up Contributions shall not be subject to the limitations contained in Section 4.1.1, the nondiscrimination tests of Section 4.8 nor the Allocable Pre-Tax Contributions provisions of Section 4.9. Catch-up contributions shall not be eligible for Company Matching Contributions. Catch-up Contributions shall be contributed by the Employer to the Plan on behalf of the Participant in lieu of an equal amount being paid to him as Compensation.

4.1.3       The Plan Administrator shall have the right to establish rules with respect to the making of Pre-Tax and Catch-up Contributions elections pursuant to this Section 4.1, including without limitation, the right to require that any such election be made at such time prior to its becoming effective and to restrict the active Participant’s right to change such election. Such Pre-Tax and Catch-up Contributions are intended to be treated for Puerto Rico income tax purposes as contributions made by the Employer under a qualified cash or deferred arrangement (as defined in PR Code Section 1081.01(d)), but shall be treated as if they were contributions by an active Participant for the purpose of the Plan except where the Plan expressly indicates otherwise.

4.2          After-Tax Contributions. Each active Participant may contribute from 1% to 10% of his Compensation as an After-Tax Contribution in 1% increments. After-Tax Contributions will be made through payroll deduction after the active Participant files the corresponding form with the Employer in accordance with the provisions of Section 3.4. After-Tax Contributions shall be delivered to the Trustee as soon as administratively possible within or following the applicable payroll period but not beyond the expiration of the period granted for such purposes by applicable law or regulation.

4.3          Rollover Contributions. Each active Participant may transfer to the Plan all, or a portion designated by the Participant, of an Eligible Rollover Distribution. If such transfer is not a direct transfer, such a transfer may be made only if the transfer occurs on or before the 60th day following the Employee’s receipt of the distribution from the Eligible Retirement Plan.

The Plan Administrator shall develop such procedures, and may require such information, from an active Participant desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Plan Administrator, the amount transferred shall be deposited in the Trust Fund and shall be credited to the Participant’s Account. Such rollover amount shall be one hundred percent (100%) vested in the Participant.

4.4          Change or Suspension in Contributions. Subject to the provisions of Sections 4.1 and 4.2, an active Participant may prospectively change the percentage of his rate of Pre-Tax Contributions or After-Tax Contributions to a higher or lower percentage or amount, by giving notice to the Plan Administrator in the manner and pursuant to the rules established by the Plan Administrator. A Participant shall not be permitted to make up any Pre-Tax Contributions or After-Tax Contributions which are omitted as a result of a reduction in rate or amount.

A Participant may suspend his Pre-Tax Contributions or After-Tax Contributions at any time. Such suspension shall become effective as soon as practicable following receipt by the Company of the notice of suspension, in accordance with Section 12.10, provided such notice is received within the period of time designated by the Plan Administrator.

4.5          Company Matching Contributions. Except as provided in Article 6:

4.5.1       For each Participant who has completed a one-year Period of Service, each Payroll Period the Employer shall contribute to the Plan an amount equal to each active Participant’s Pre-Tax Contributions but not in excess of 4% of the Participant’s Compensation for such payroll period.

4.5.2       In the event an active Participant’s Pre-Tax Contribution is limited by operation of law to an amount that is less than 4% of such active Participant’s Compensation and the active Participant is making After-Tax Contributions in an amount which when added to the active Participant’s Pre-Tax Contributions is greater than or equal to 4% of the active Participant’s Compensation, the Employer, in addition to the contribution described in Section 4.5.1, will contribute an amount equal to the active Participant’s After-Tax Contribution up to a maximum of the difference between 4% of the active Participant’s Compensation and the Company Matching Contribution computed on the active Participant’s Pre-tax-Contributions as limited by operation of law. Company Matching Contributions made as a result of this Section 4.5.2 shall be subject to the same restrictions as all other Company Matching Contributions.

4.5.3       In satisfaction of its obligation under this Section 4.5, the Employer shall pay its contribution in cash or securities.

4.5.4       Company Matching Contributions shall be made out of the current or accumulated earnings of the Employer.

4.5.5       Company Matching Contributions made with respect to any calendar quarter shall be made no later than the last day of the following calendar quarter.

4.5.6       Each Company Matching Contribution to the Plan is conditioned on its deductibility. To the extent permitted under applicable law, in the event that the Secretary of the Puerto Rico Department of the Treasury determines that the Plan does not qualify for tax-exempt status under PR Code Section 1081.01 and issues an adverse determination with respect to its continued qualification, Company Matching Contributions made on or after the date on which such determination or refusal is applicable shall, at the Employer’s discretion, be returned to the Employer without interest within one year after such determination, but only if the application for determination is made by the time prescribed by law for filing the Employer’s income tax return for the taxable year in which the Plan was adopted, or such later date as the Secretary of the Puerto Rico Department of the Treasury may prescribe.

4.5.7       To the extent permitted by applicable law, in the event that a Company Matching Contribution to the Plan is made by a mistake of fact or all or part of the Employer’s deductions under PR Code Section 1033.09 for contributions to the Plan are disallowed by the Puerto Rico Department of the Treasury, the portion of the contributions attributable to such mistake of fact or to which such disallowance applies shall be returned to the Employer without interest. Any such return shall be made within one year after the making of such contribution by mistake of fact or disallowance of deductions, as the case may be.

4.6          GSK Core Contributions.

4.6.1       Each Plan Year a GSK Core Contribution shall be made by the Employer not later than the time prescribed by law for the filing of the Employer’s tax return for its taxable year within which such Plan Year ends, in an amount equal to two (2%) percent of Compensation of each Employee for each payroll period during such Plan Year in which an Employee has satisfied the eligibility requirements set forth in Section 3.2.2; provided that, for purposes of determining the amount of the GSK Core Contribution for any Employee, only Compensation paid to an Employee for Payroll Periods on and after such Employee’s completion of the required Period of Service shall be considered; provided further that if the date on which the one-year Period of Service is credited falls within a Payroll Period, Compensation during the entire Payroll Period shall be eligible for GSK Core Contribution.

4.6.2       The GSK Core Contributions shall be credited to each Participant’s GSK Core Contributions Account.

4.7          Reversion. The Employer who makes a contribution as a mistake of fact, or for which a tax deduction is disallowed, in whole or in part by the Puerto Rico Department of the Treasury, shall be entitled to a refund of said contributions, which must be made within one year after payment of a contribution made as a mistake of fact, or within one year after disallowance of the tax deduction, to the extent of such disallowance.

4.8          Section 1081.01(d) Nondiscrimination Tests.

4.8.1       Average Actual Deferral Percentage Test (ADP Test).

4.8.1.1    Notwithstanding anything in this Plan to the contrary, Pre-Tax Contributions made under the Plan (and any other Plan that is aggregated with the Plan in accordance with PR Code Section 1081.01(d)(3)) by or on behalf of a Participant shall be restricted so as to comply with one of the following ADP Tests.

(a)           1.25 Test. The Average ADP for Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Non-highly Compensated Employees for the Plan Year multiplied by 1.25; or,

(b)           Two Times/2% Test. The Average ADP for Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Non-highly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ADP for Highly Compensated Employees does not exceed the Average ADP for Non-highly Compensated Employees by more than two (2) percentage points or such lesser amount, as may be prescribed by law.

The Plan Administrator shall have the right to limit Pre-Tax Contributions of Highly Compensated Employees as, and to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

4.8.1.2    Determination of (ADP) Excess Pre-Tax Contributions.

(a)           The amount of excess Pre-Tax Contributions for a Highly Compensated Employee will be determined in the following manner: First, the ADP of the Highly Compensated Employee with the highest ADP is reduced to the extent necessary to satisfy the ADP Test or cause such ratio to equal the ADP of the Highly Compensated Employee with the next highest ADP. Second, this process is repeated with each successive Highly Compensated Employee until the ADP test is satisfied. The amount of excess Pre-Tax Contributions for a Highly Compensated Employee is then equal to the excess of the total Pre-Tax Contributions taken into account for the ADP Test over the product of (1) the Employee’s ADP following the reduction described above and (2) the Employee’s Compensation. At the Plan Administrator’s discretion, which shall be uniformly applied, the excess Pre-Tax Contributions shall be distributed to the Highly Compensated Employee as soon as administratively feasible but in no event later than twelve (12) months after the close of the Plan Year to which the excess Pre-Tax Contributions relate. The amount of Company Matching Contributions attributable to any portion of an Employee’s excess Pre-Tax Contributions shall be distributed.

(b)           Income on an active Participant’s excess Pre-Tax Contributions shall be determined by multiplying the income allocated to his Pre-Tax Contribution Account for the Plan Year in which such excess Pre-Tax Contribution was made by a fraction, the numerator of which is the excess Pre-Tax Contributions for such Participant for the Plan Year, and the denominator of which is the total Pre-Tax Contribution Account balance for such Participant as of the first day of the Plan Year, plus the Pre-Tax Contributions made on behalf of the active Participant during the Plan Year.

(c)           Upon the distribution of excess Pre-Tax Contributions the amount of income required to be distributed with respect to the period between the last day of the Plan Year and the date on which the excess is distributed (the “gap period”) shall be 10% of the amount of income allocable to excess Pre-Tax Contributions for the Participant determined pursuant to Section 4.8.1.2(b) multiplied by the number of calendar months that have elapsed since the end of the Plan Year in which the excess Pre-Tax Contributions were made. For purposes of determining the number of calendar months that have elapsed since the last day of the Plan Year, if the distribution is made on or before the 15th day of the month, such month shall not be included, and if the distribution is made after the 15th day of the month, such month shall be included.

4.8.1.3    Special Rules.

(a)           For purposes of this Section 4.8, the ADP for any Highly Compensated Employee who is eligible to have pre-tax contributions allocated to his account under two or more plans or arrangements described in PR Code Section 1081.01(d) that are maintained by the Employer shall be determined as if all such pre-tax contributions were made under a single arrangement.

(b)           In the event that this Plan satisfies the requirements of PR Code Section 1081.01(a)(3) only if aggregated with one or more other plans, if one or more other plans satisfy the requirements of PR Code Section 1081.01(a)(3) only if aggregated with this Plan, or if the PR Code requires that one or more other plans be aggregated with the Plan for purposes of PR Code Section 1081.01(a)(3) then this Section 4.8 shall be applied by determining the ADP as if all such plans were a single plan.

(c)           The Plan Administrator may, to the extent permitted under the applicable PR Code regulations, recharacterize as After-Tax Contributions for such Plan Year all or a portion of the Pre-Tax Contributions for Highly Compensated Employees to the extent necessary to comply with the applicable limit set forth in Section 4.8.1, using the leveling method described in Section 4.8.1.2 above. Recharacterized amounts shall remain non-forfeitable and subject to the same distribution requirements as Pre-Tax Contributions. Amounts may not be recharacterized with respect to a Highly Compensated Employee to the extent that such amount, in combination with other After-Tax Contributions made by such Employee, would exceed the limitations under the Plan with respect to After-Tax Contributions. Recharacterization shall occur no later than 2-1/2 months after the last day of the Plan Year in which such excess Pre-Tax Contributions arose.

(d)           The determination and treatment of the Pre-Tax Contributions and ADP of any active Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Puerto Rico Department of the Treasury, including the provisions of the applicable PR Code regulations which are incorporated herein by reference.

(e)           To the extent permitted by the PR Code, the Plan Administrator shall aggregate the Affiliated Companies for purposes of determining compliance by the Plan with the ADP Test of PR Code Section 1081.01 and the determination of Highly Compensated Employees.

4.8.2       Corrections of Excess Pre-Tax Contributions and After-Tax Contributions.

4.8.2.1    If the Plan Administrator shall determine that the Pre-Tax Contributions of one or more Participants might result in discrimination in favor of Employees who are officers, shareholders or Highly Compensated Employees or cause the Plan to violate the requirements for a cash or deferred arrangement under PR Code Section 1081.01(d), the Plan Administrator may adjust the past, current or future Pre-Tax Contributions made on behalf of any such Participant in the manner provided in the applicable PR Code regulations, to avoid such discrimination and satisfy the requirements of PR Code Section 1081.01(d). The Plan Administrator may recharacterize any of such Participant’s Pre-Tax Contributions as current Compensation either to be distributed (along with income allocable thereto) to the Participant or contributed as an After-Tax Contribution and subject to such terms and conditions as will cause the Plan to meet the requirements for a qualified cash or deferred arrangement under PR Code Section 1081.01(d). The decision of the Plan Administrator in this regard shall be final and shall not be subject to question by the Trustee, the Employer or by any Participant. Any Pre-Tax Contributions that are recharacterized as After-Tax Contributions pursuant to this Section 4.8.2.1 shall not be eligible to be matched with Company Matching Contributions unless subject to the special rule set forth in Section 4.5.2.

4.8.2.2    If the Plan Administrator shall determine that the After-Tax Contributions of any Participant might result in discrimination in favor of employees who are officers, shareholders or Highly Compensated Employees, or cause the Plan to violate the requirements of PR Code Section 1081.01(a)(4), the Plan Administrator may adjust past, current or future After-Tax Contributions of such Participants, in the manner provided in the applicable PR Code regulations as will, in the Plan Administrator’s opinion, avoid such discrimination and satisfy the requirements of PR Code Section 1081.01(a)(4). The Plan Administrator may distribute the After-Tax Contributions (along with income allocable thereto) to the Participant as will cause the Plan to meet the requirements of PR Code Section 1081.01(a)(4). The decision of the Plan Administrator in this regard shall be final and shall not be subject to question by the Trustee, the Employer or by any Participant.

4.9          Treatment of Allocable Excess Pre-Tax Contributions.

4.91        Notwithstanding any other provision of the Plan, excess Pre-Tax Contributions and income allocable thereto shall be distributed no later than each April 15 to Participants who claim Allocable Excess Pre-Tax Contributions for the preceding Plan Year.

4.9.2       The Participant’s claim shall be in writing, shall be submitted to the Plan Administrator no later than March 1; shall specify the Participant’s excess Pre-Tax Contributions for the preceding Plan Year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Allocable Excess Pre-Tax Contributions, when added to amounts deferred under other plans or arrangements described in Section 1081.01(d) of the PR Code, exceeds the limit imposed on the Participant by Section 1081.01(d)(7) of the PR Code for the year in which the Pre-Tax Contribution was made.

4.9.3       The Allocable Excess Pre-Tax Contributions distributed to a Participant with respect to a Plan Year shall be adjusted for income, gains and losses thereon; provided, if there is a loss allocable to the excess Pre-Tax Contributions, the Allocable Excess Pre-tax Contributions to be distributed shall in no event be less than the lesser of the Participant’s Pre-Tax Contributions Account under the Plan or the Participant’s Pre-Tax Contributions for the Plan Year.

4.9.4       Notwithstanding any other provision of the Plan, excess Pre-Tax Contributions which the Participant has not claimed to be Allocable Excess Pre-Tax Contributions shall be, to the extent permitted under the applicable PR Code regulations, recharacterized as After-Tax Contributions. Any Pre-Tax Contributions that are recharacterized as After-Tax Contributions pursuant to this Section 4.9 shall not be eligible to be matched with Company Matching Contributions and any Company Matching Contributions made in respect of Pre-Tax Contributions recharacterized as After-Tax Contributions shall be forfeited unless the requirements of Section 4.5.2 are met.

4.10        Maximum Allocation – PR Code Section 1081.01(a)(11(B).

4.10.1     General Rule. Effective January 1, 2012, in no event shall amounts allocated to a Participant’s Account under the Plan exceed the limitations set forth in Section 1081.01(a)(11)(B) of the PR Code, which are hereby incorporated into the Plan.

4.10.2     Treatment of Excess Annual Additions.

4.10.2.1          If the amount otherwise allocable to the Account of a Participant would exceed the amount described in Section 1081.01(a)(11)(B) of the PR Code as a result of the reallocation of forfeitures, a reasonable error in estimating the Participant’s Compensation, a reasonable error in determining the amount of Pre-Tax Contributions that may be made with respect to the Participant under the limits of this Section 4.10.2, or such other circumstances as permitted by law, the Plan Administrator shall determine which portion, if any, of such excess amount is attributable to the Participant’s Pre-Tax Contributions, Company Matching Contributions, or GSK Core Contributions, if any, and the following rules shall apply:

4.10.2.2          Excess Pre-Tax Contributions and earnings thereon shall be paid to the Participant as soon as administratively feasible.

4.10.2.3          Excess amounts attributable to Company Matching Contributions or GSK Core Contributions shall be held in a suspense account by the Trustee until the following Plan Year (or any succeeding Plan Year) at which time such amounts shall be used to reduce Company Matching Contributions and/or GSK Core Contributions otherwise allocable to Participants for such Plan Year; amounts held in the suspense account shall share in investment gains and losses of the Fund.

4.10.2.4          Notwithstanding anything in this Section 4.10 to the contrary the rule of Sections 4.10.1 and 4.10.2 shall be deemed amended to comply with PR Code regulations that may be promulgated after January 1, 2011.

ARTICLE V

PARTICIPANTS’ ACCOUNTS

5.1          Credits to Participants’ Accounts.

5.1.1       An Account shall be established for each Participant. All Accounts shall be valued in United States dollars. A Participant shall have a 100% non-forfeitable interest at all times in his Account. Notwithstanding the foregoing, with respect to an individual who is a Participant solely by reason of having his Account merged into the Plan, any forfeitable interest in such Account shall become 100% non-forfeitable upon such Participant becoming an Eligible Employee.

5.1.2       Contributions shall be credited to each Participant’s Account in the following manner:

5.1.2.1    Pre-Tax Contributions shall be credited to his Pre-Tax Contribution Account;

5.1.2.2    After-Tax Contributions shall be credited to his After-Tax Contributions Account;

5.1.2.3    Company Matching Contributions shall be credited to his Company Matching Contribution Account;

5.1.2.4    GSK Core Contributions shall be credited to his GSK Core Contributions Account; and

5.1.2.5    Rollover Contributions shall be credited to his Rollover Contribution Account.

5.2          Investment of Accounts. Until such time as the Plan Administrator may direct otherwise or unless specifically restricted for a particular Investment Fund, each Participant may direct the Plan Administrator in the manner and pursuant to the rules established by the Plan Administrator and under this Section 5.2, to invest the Participant’s Accounts, including the Participant’s GSK Core Contributions Account. Such investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee. The amounts contributed by all Participants to each Investment Fund shall be commingled for investment purposes.

5.2.1       Until a new investment direction is given to the Plan Administrator in the manner specified by the Plan Administrator, investment of contributions to a Participant’s Account shall be governed by the investment direction last given by the Participant in accordance with the Plan rules.

5.2.2       To the extent permissible by law, no fiduciary (within the meaning given in Section 3(21)(A) of ERISA) shall be liable for any loss which results from a Participant’s exercise or failure to exercise his investment election.

5.2.3       If a Participant does not make an investment election, the Participant’s Account shall be invested in the age appropriate target date fund offered in the Plan.

5.3           Valuation of Accounts.  As of the Valuation Date of an Investment Fund, the Trustee shall determine the fair market value of each Investment Fund and the Plan Administrator shall determine the value of each Participant’s Account.

5.4           Dividends on Employer Stock. Dividends on Shares in the Trust Fund shall be used to purchase additional Shares, or held in cash. Reinvested dividends shall be allocated to a Participant’s Accounts based on the number of Shares held in each Account.

5.5           Participants Right to Diversify. By providing prior notice, in accordance with Section 12.10, within such period of time as may be designated by the Plan Administrator and pursuant to such other rules as may be determined by the Plan Administrator, a Participant may transfer, effective as of such date determined by the Plan Administrator, such portion of the value of his Account (including his GSK Core Contributions Account) in any Investment Fund to another Investment Fund, subject, however, to any transfer restrictions that may be imposed by the Investment Fund. Any portion of the GSK Core Contributions Account that the Participant does not elect to divest shall be invested in an age appropriate target date fund. The Plan Administrator shall establish reasonable periods of time (which shall occur no less frequently than quarterly) and such other rules during which a Participant or beneficiary may divest his GSK Core Contributions Account in accordance with this Section 5.5.

5.6           Effect of Distributions and Withdrawals. If a distribution or withdrawal is made, the Participant’s appropriate Account shall be reduced by the amount distributed or withdrawn. A distribution or withdrawal shall be paid as soon as practicable after the distribution is due or the withdrawal is requested, pursuant to Articles 6 and 7 respectively.

5.7           Accounting for Allocations. The Company shall establish or provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ Accounts provided for in this Article 5. From time to time such procedures may be modified for the purpose of achieving equitable and non-discriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article 5.

5.8           Partial Investment in Cash or Obligations.  The Trustee may maintain in cash or short-term obligations such part of the assets of each Investment Fund and the Employer Stock Fund as it shall deem necessary in its sole discretion.

5.9           Investment in Puerto Rico Property.  If the Plan Administrator so decides, the Plan may provide investment options that comply with the investment in Puerto Rico property requirement of PR Code Section 1081.01(b)(1)(B) that result in reduced taxation and withholding on distributions to Participants.

5.10         Active Participant Vesting.  A Participant who is an Employee on or after July 1, 2001 shall at all times be fully vested and have a non-forfeitable interest in his Account.

ARTICLE VI

DISTRIBUTIONS UPON SEPARATION FROM SERVICE

6.1          Distribution Upon Separation from Service.

6.1.1       A Participant’s Account shall be distributed in the form elected by the Participant as soon as reasonably practicable after the Participant’s Separation from Service. If the vested portion of a Participant’s Account exceeds $5,000 (or such higher amount as may be permitted under applicable law or regulation) or the Participant has not reached age 65, such distribution of the Participant’s Account shall not be made without the Participant’s consent.

6.1.2       A Participant may elect to receive his distribution upon separation from service in:

6.1.2.1	A Lump sum payment, or

6.1.2.2	If the vested portion of the Participant’s Account exceeds $5,000 (or such higher amount as may be permitted under applicable law or regulation), annual installments over a period not extending beyond five (5) years. While any annual installments remain unpaid, the value of the Participant’s Account shall continue to be adjusted to reflect any gains, losses, income and expenses of the Investment Fund. A Participant may elect, in the form and manner required by the Plan Administrator, to accelerate the payment of the Account and receive a single sum payment.

6.2          Distribution Upon Death. A Participant’s Account shall be distributed to the Participant’s Beneficiary in a single cash lump sum as soon as reasonably practicable after the Participant’s death. If a Participant dies without a Beneficiary designated in accordance with Section 3.6, his Beneficiary shall be his surviving spouse, or otherwise, his estate.

6.3          Form of Payment. Distributions pursuant to this Article 6 shall be paid in cash; provided that the Participant whose distribution is in the form of a single sum may elect to receive the portion of his Account invested in the Employer Stock Fund in Shares, which, except as otherwise provided in this Section 6.3, shall be electronically credited to an individual account established for the benefit of the Participant, provided that if the Participant elects to receive physical share certificates, delivery shall be made pursuant to the policies and procedures established by the Plan Administrator.

6.4          Direct Rollover.

6.4.1       A Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Participant.

6.4.2       A Participant’s surviving spouse and the Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 206(d)(3)(B) of ERISA may make an election under this Section 6.4.

ARTICLE VII

WITHDRAWALS DURING EMPLOYMENT

7.1          In General.  Participants may withdraw the value of their Accounts during employment in accordance with the provisions of this Article 7. The amounts withdrawn will be attributed to each of the Investment Funds on a pro rata basis.

7.2          Voluntary Withdrawals.

7.2.1       Regular Withdrawal Without Suspension. Subject to such rules as the Plan Administrator may from time to time prescribe, an active Participant may make a withdrawal from his After-Tax Contributions Account and from his Prior Company Matching Contributions Account up to two (2) times in any given Plan Year by filing a written notice with the Plan Administrator. Withdrawals shall be made in the following order and classification:

7.2.1.1    First, from the Participant’s After-Tax Contributions;

7.2.1.2    Second, from the earnings on his After-Tax Contributions Account;

7.2.1.3    Third, from the Participant’s Rollover Contributions;

7.2.1.4    Fourth, from the earnings on his Rollover Contributions Account;

7.2.1.5    Fifth, from his Prior Company Matching Contributions Account; and

7.2.1.6    Finally, from the earnings on his Prior Company Matching Contributions Account.

7.3          Withdrawal of Pre-January 1, 1994 Contributions and Earnings.  In all cases, withdrawals from a Participant’s Account shall be made strictly in the following order: first, from the balance as of December 31, 1993; second, from the balance as of March 31, 1998; and lastly, from the contributions and earnings made after March 31, 1998.

7.4          Hardship Withdrawals. An active Participant who has a hardship (as defined below) may make a withdrawal from his Pre-Tax Contributions Account, subject to such rules as the Plan Administrator may from time to time prescribe and subject to the following terms and conditions.

7.4.1       Withdrawals From Other Accounts.  An active Participant who has a hardship may not make a withdrawal from his Pre-Tax Contributions Account until all other available withdrawals under this Article 7 have been exhausted.

7.4.2.      Loans from Other Plans. An active Participant who has a hardship may not make a withdrawal from his Pre-Tax Contributions Account until he has taken all loans available in other qualified plans of which he is a participant, provided the taking of such loan does not in and of itself cause a hardship.

7.4.3       A “hardship” shall mean the need for funds to meet the costs of:

7.4.3.1    Medical or dental expenses described in PR Code Section 1033.15(a)(4), to the extent not covered by insurance or reimbursed or reimbursable by the Employer, for the Participant or his dependents (as defined in PR Code Section 1033.18(c)(1)(A)) incurred during the current or immediately prior calendar year.

7.4.3.2    The purchase of a principal residence for the Participant, including related expenses incurred up to three (3) months following the purchase but excluding mortgage payments.

7.4.3.3    Payment of tuition and related educational costs and fees (not reimbursable under any Employer’s tuition reimbursement program) for the next twelve (12) months of post-secondary education for the Participant or his spouse or dependents (as defined in PR Code Section 1033.18(c)(1)(A)).

7.4.3.4    Funeral expenses for a member of a Participant’s deceased parent, spouse, children or dependents (as defined in PR Code Section 1033.18(c)(1)(A)) so long as consistent with the PR Code.

7.4.3.5    Avoiding eviction from the Participant’s principal residence.

7.4.3.6    Such other circumstances or events as may be prescribed by the Puerto Rico Secretary of the Treasury or his delegate.

7.4.4       The amount of the hardship withdrawal cannot exceed the amount required to meet the hardship.

ARTICLE VIII

ADMINISTRATION

8.1          Plan Administrator.  GlaxoSmithKline shall be the administrator of the Plan for purposes of ERISA.

8.2          Named Fiduciary.  GlaxoSmithKline shall be the named fiduciary responsible for administration of the Plan. GlaxoSmithKline may, however, by or pursuant to a resolution of the Board of Directors, delegate to any person or entity any of its powers or duties under the Plan. To the extent of any such delegation, the delegate shall become the named fiduciary responsible for administration of the Plan (if the delegate is a fiduciary by reason of the delegation), and references to GlaxoSmithKline shall apply instead to the delegate. Any action by GlaxoSmithKline assigning any of its responsibilities to specific persons who are all directors, officers, or employees of the Company or GlaxoSmithKline shall not constitute delegation of GlaxoSmithKline’s responsibility but rather shall be treated as the manner in which GlaxoSmithKline has determined internally to discharge such responsibility.

8.3          Rules of Administration.  GlaxoSmithKline shall adopt such rules for administration of the Plan as it considers desirable, provided they do not conflict with the Plan, and may construe the Plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and such action shall be conclusive. In making any such determination or rule, GlaxoSmithKline shall pursue uniform policies as from time to time established and shall not discriminate in favor of or against any Participant. GlaxoSmithKline shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan. GlaxoSmithKline shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies or omissions, by general rule or particular decision. GlaxoSmithKline shall make, or cause to be made, all reports or other filings necessary to meet both the reporting and disclosure requirements and other filing requirements of ERISA which are the responsibility of “plan administrators” under ERISA. To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of GlaxoSmithKline shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. Records of administration of the Plan shall be kept, and Employees and their Beneficiaries may examine records pertaining directly to themselves.

8.4          Duties and Powers of GlaxoSmithKline or its Designated Representative. In addition to the duties and powers described elsewhere hereunder, GlaxoSmithKline or its designated representative shall have the following specific duties and powers:

8.4.1       To retain such consultants, accountants and attorneys as GlaxoSmithKline or its designated representative deems necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist GlaxoSmithKline or its designated representative in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants and attorneys may be the same as those retained by the GlaxoSmithKline;

8.4.2       To decide appeals under this Article 8;

8.4.3       To enact uniform and nondiscriminatory rules and regulations to carry out the provisions of the Plan;

8.4.4       To resolve questions or disputes relating to eligibility for benefits or the amount of benefits under the Plan;

8.4.5       To interpret the provisions of the Plan;

8.4.6       To determine whether any domestic relations order received by the Plan is a qualified domestic relations order as provided in section 414(p) of the Code;

8.4.7       To evaluate administrative procedures;

8.4.8       To review and determine the funding policy of the Plan, with the advice of such experts as GlaxoSmithKline or its designated representative deems appropriate; and

8.4.9       To delegate such duties and powers as GlaxoSmithKline or its designated representative shall determine from time to time to any person or persons.

8.4.10     The expenses incurred by GlaxoSmithKline or its designated representative in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Trust Fund at the direction of GlaxoSmithKline or its designated representative. GlaxoSmithKline shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by so doing, to relieve the Trust Fund from the obligation of bearing such expenses. Payment of any such expenses by GlaxoSmithKline on one occasion shall not bind GlaxoSmithKline to pay any similar expenses on any subsequent occasion.

8.5          Services to the Plan.  GlaxoSmithKline may contract for legal, actuarial, investment advisory, medical, accounting, clerical and other services to carry out the Plan. The costs of such services and other administrative expenses shall be paid by the Company or, at the option of the Company, proportionately from the Investment Funds or the Employer Stock Fund.

8.6          Funding Policy.  GlaxoSmithKline shall annually review and determine the funding policy of the Plan, with the advice of such experts as GlaxoSmithKline deems appropriate.

8.7          Records and Reports.  The Plan Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the United States Internal Revenue Service, United States Department of Labor, Puerto Rico Department of Labor, Puerto Rico Department of the Treasury, Participants, Beneficiaries and others as required by law.

8.8          Claims Procedure.

8.8.1.      Appeal Procedure. If the Plan Administrator denies, in whole or in part, a claim for benefits by a Participant or his beneficiary, the Plan Administrator shall furnish notice of the denial to the claimant, setting forth:

8.8.1.1.           The specific reasons for the denial;

8.8.1.2.           Specific reference to the pertinent Plan provisions on which the denial is based;

8.8.1.3.           A description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary; and

8.8.1.4.           Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be forwarded to the claimant within 90 days of the Plan Administrator’s receipt of the claim; provided, however, that in special circumstances the Plan Administrator may extend the response period for up to an additional 90 days, in which event it shall notify the claimant in writing of the extension, and shall specify the reason or reasons for the extension.

8.8.2.     Decision on Appeal. Within 60 days of receipt of a notice of claim denial, a claimant or his duly authorized representative may petition the Plan Administrator in writing for a full and fair review of the denial. The claimant or his duly authorized representative shall have the opportunity to review pertinent documents and to submit issues and comments in writing to the Plan Administrator. The Plan Administrator shall review the denial and shall communicate its decision and the reasons therefor to the claimant in writing within 60 days of receipt of the petition; provided, however, that in special circumstances the Plan Administrator may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to the commencement of the extension. The appeals procedure set forth in this Section 8.8.2 shall be the exclusive means for contesting a decision denying benefits under the Plan.

8.9          Indemnification.  Each person who is an Employee or director of a the Company, a Participating Company or an Affiliated Company shall be indemnified and held harmless by the GlaxoSmithKline against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of administrative functions and duties under the Plan, except in relation to matters as to which he shall be held liable for an act of gross negligence or willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the person may be entitled pursuant to the by-laws of the Company, a Participating Company or an Affiliated Company.

8.10        Notice of Address and Missing Persons.  Each person entitled to benefits under the Plan must file with the Plan Administrator, in writing, the person’s post-office address and each change of post-office address. Any communication, statement, or notice addressed to such a person at the person’s latest reported post office address will be binding upon the person for all purposes of the Plan and neither the Plan Administrator nor the Company, Trustee, nor any insurance company shall be obliged to search for or ascertain the person’s whereabouts. In the event that such person cannot be located, the Plan Administrator may direct that such benefit and all further benefits with respect to such person shall be discontinued, all liability for the payment thereof shall terminate and the balance in such Participant’s Account shall be deemed a Forfeiture; provided, however, that in the event of a subsequent reappearance of the Participant or Beneficiary prior to termination of the Plan, the benefits which were due and payable and which such person missed shall be paid in a single sum and the future benefits due such person shall be reinstated in full.

8.11         Effect of a Mistake.  In the event of a mistake or misstatement as to the eligibility, participation, or service of any Participant, or the amount of payments made or to be made to a Participant or Beneficiary, the Plan Administrator shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of such amounts of payments as will in its sole judgment result in the Participant or Beneficiary receiving the proper amount of payments under this Plan.

ARTICLE IX

MANAGEMENT OF FUNDS

9.1           Trust Agreement.  The funds of the Plan shall be held by one or more Trustees selected by GlaxoSmithKline and the Company. Each Trustee shall have such powers as to investment, reinvestment, control and disbursement of the funds of the Plan as GlaxoSmithKline and the Company shall approve and deem to be in accordance with the Plan. All rights which may accrue to any person under the Plan shall be subject to all the terms and provisions of the Trust Agreements entered into with the Trustee(s). GlaxoSmithKline and the Company may modify the Trust Agreement(s) in accordance with the terms of the Trust Agreement(s) from time to time to accomplish the purposes of the Plan.

9.2           Contributions.  The Employer shall make such contributions to the Trust Fund as are required by the provisions of the Plan, subject to the right of the Company to amend, modify, or terminate the Plan.

9.3           Non-reversion.  The Employer shall have no right, title, or interest in the contributions made to the Trust Fund, and no part of the Trust Fund shall revert to the Employer, except that if a contribution is made to the Trust Fund by the Employer by a mistake of fact, then such contribution may be returned to the Employer within one year after the payment of the contribution; and if any part or all of a contribution is disallowed as a deduction under PR Code Section 1033.09 then to the extent such contribution is disallowed as a deduction it may be returned to the Employer within one year after the disallowance.

9.4           Rights in the Trust Fund.  Persons eligible for benefits under the Plan are entitled to look only to the Trust Fund for the payment of such benefits and have no claim against the Employer, the Plan Administrator, or any other person. No person has any right or interest in the Trust Fund except as expressly provided in the Plan.

ARTICLE X

AMENDMENT, TERMINATION, AND MERGERS

10.1        Amendment.  The Company shall have the right at any time to amend or modify the Plan. Any action to be taken by the Company under the Plan shall be taken by the Company’s Board of Directors pursuant to a resolution adopted by the Board of Directors. The Company’s right to amend or modify the Plan as aforesaid shall not require the assent, concurrence, or any other action by the Company notwithstanding that such action by the Company may relate in whole or in part to persons in the employ of the Company. However, no such amendment shall authorize or permit any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no such amendment shall cause any reduction in the amount credited to the account of any Participant or cause or permit any portion of the Trust Fund to revert to or become the property of the Company; and no such amendment which affects the rights, duties or responsibilities of the Trustee and Plan Administrator may be made without the Trustee’s and Plan Administrator’s written consent. Any such amendment shall become effective as provided therein upon its execution. The Trustee shall not be required to execute any such amendment unless the Trust provisions contained herein are a part of the Plan and the amendment affects the duties of the Trustee hereunder.

For purposes of this Section 10.1, a Plan amendment which has the effect of (1) eliminating or reducing an early retirement benefit or a retirement-type subsidy, (2) eliminating an optional form of benefit (as provided in United States Treasury Regulations) or (3) restricting, directly or indirectly, the benefit provided to any Participant prior to the amendment shall be treated as reducing the amount credited to the account of a Participant except that an amendment described in clause (2) (other than an amendment having an effect described in clause (1)) shall not be treated as reducing the amount credited to the Account of a Participant to the extent so provided in United States Treasury Regulations.

10.2        Termination.  It is the intention of the Company that this Plan will continue indefinitely. However, the Company shall have the right at any time to terminate the Plan by delivering to the Trustee and Plan Administrator written notice of such termination. A complete discontinuance of Employer’s contributions to the Plan shall be deemed to constitute a termination with respect to such Employer. Upon any termination (full or partial) or complete discontinuance of contributions, all amounts credited to the affected Participants’ Accounts shall become 100% vested and shall not thereafter be subject to forfeiture, and all unallocated amounts shall be allocated to the Accounts of all Participants in accordance with the provisions hereof. Upon such termination of the Plan, the Company, by written notice to the Trustee and Plan Administrator, may direct either:

10.2.1     complete distribution of the assets in the Trust Fund to the Participants, in cash or in kind; or

10.2.2     continuation of the trust and Trust Fund, and the distribution of benefits at such time and in such manner as though the Plan had not been terminated.

10.3         Merger or Consolidation.  This Plan and Trust may be merged or consolidated with, or its assets and/or liabilities may be transferred to any other Plan and Trust only if the benefits which would be received by a Participant of this Plan, in the event of a termination of the Plan immediately after such transfer, merger, or consolidation, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation.

ARTICLE XI

PARTICIPATION IN AND WITHDRAWAL

FROM THE PLAN BY AN AFFILIATED COMPANY

11.1         Participation in the Plan.  Any Affiliated Company that desires to participate with the Company hereunder, may elect, with the consent of the Board of Directors, to become a party to the Plan and Trust Agreement by adopting the Plan for the benefit of its employees, effective as of the date specified in such adoption.

11.2         Withdrawal from the Plan.  Any Participating Company may withdraw from the Plan and Trust Agreement after giving 90 days’ notice to the Board of Directors.

ARTICLE XII

GENERAL PROVISIONS

12.1        Source of Benefits.  The provisions of the Plan shall not create any obligation or liability against the Employer or the Trustee for the payment of any benefit under the Plan beyond the funds of the Plan available for such payment.

12.2        No Employment Rights.  This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

12.3        Alienation.

12.3.1     Subject to the exceptions provided below, no benefit which shall be payable out of the Trust Fund to any person (including a Participant or his Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Trustee, except to such extent as may be required by law.

12.3.2     This provision shall not apply to the extent a Participant or Beneficiary is indebted to the Plan, for any reason, under any provision of the Plan. At the time a distribution is to be made to or for a Participant’s or Beneficiary’s benefit, such proportion of the amount distributed as shall equal such indebtedness shall be paid by the Trustee to the Trustee or the Plan Administrator, at the direction of the Plan Administrator, to apply against or discharge such indebtedness. Prior to making a payment, however, the Participant or Beneficiary must be given written notice by the Plan Administrator that such indebtedness is to be so paid in whole or part from his Participant’s Account. If the Participant or Beneficiary does not agree that the indebtedness is a valid claim against his vested Participant’s Account, he shall be entitled to a review of the validity of the claim in accordance with procedures provided in Sections 8.8.1 and 8.8.2.

12.3.3     This provision shall not apply to a “qualified domestic relations order,” as defined in ERISA Section 206(d)(3). The Plan Administrator shall establish a written procedure to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Further, to the extent provided under a “qualified domestic relations order,” a former spouse of a Participant shall be treated as the spouse or surviving spouse for all purposes under the Plan.

12.4        Distribution Pursuant to a Qualified Domestic Relations Order. Notwithstanding any other provisions of this Plan to the contrary, all or part of a Participant’s vested Account may be distributed to an alternate payee at any time as may be specified in a qualified domestic relations order as defined in Section 206(d)(3)(B) of ERISA. A domestic relations order shall not fail to be a qualified domestic relations order merely because it provides for the distribution of part or all of a Participant’s Account before such Participant reaches his or her “earliest retirement age,” within the meaning of Section 206(d)(3)(E)(ii) of ERISA.

12.5         Withholding. The Company and the Trustee shall have the right to withhold any and all state, local, and federal taxes which may be withheld in accordance with applicable law.

12.6         Voting Rights.  Voting rights with respect to all securities in the Employer Stock Fund shall be exercised by the Trustee in accordance with instructions provided by the Participant. Fractional Shares shall not be voted. Voting rights with respect to all securities in any other investment portfolio shall be exercised by the Participants.

12.7         Tender Offers.  Following any tender or exchange offer for Shares, the decision to tender with respect to all such securities shall be exercised by Participants. The Plan Administrator shall use its best efforts to provide each Participant with communications and instruction forms for the tender of Shares allocated to the Participant’s Account. Shares for which no instructions are received shall not be tendered. Assets received by a Trustee following a tender of Shares shall be held and invested for the account of the Participant for whom such Shares were tendered, and shall be reinvested in Trustee’s discretion, consistent with the purposes of the Plan.

12.8         Facility of Payment.  If the Plan Administrator deems any person incapable, by reason of minority, illness, infirmity, or other incapacity of receiving benefits to which he is entitled, it may direct that payment be made directly for the benefit of such person or to any person selected by the Plan Administrator to disburse it, whose receipt shall be a complete acquittance therefor. Such payments shall, to the extent thereof, discharge all liability of the Company, the Plan Administrator and the party making the payment.

12.9         Applicability of the Plan.  The provisions set forth herein, and as the same may be further amended from time to time hereafter, except as otherwise specifically provided herein or required by law, shall apply only with respect to the benefits of those Participants who perform work as Employees on or after the effective dates of such provisions.

12.10       Notice. Notices required to be given by Participants pursuant to the terms of the Plan must be in writing; provided, however, that the Company may approve, in lieu of written notice, alternative methods of notice, including utilization of interactive telephone response systems.

12.11       Construction of Plan.  Pursuant to the authority granted in Section 8.4, the Plan Administrator shall interpret the provisions of the Plan and decide any dispute that may arise regarding the rights of Participants thereunder. Any such determinations shall be uniformly applied to all persons similarly situated and shall be binding and conclusive upon all interested parties. This Plan and Trust shall be construed and enforced according to ERISA and the laws of the Commonwealth of Puerto Rico, to the extent not preempted by ERISA.

12.12       Gender and Number.  Wherever any words are used herein the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

12.13       Headings.  The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

12.14       Governmental Approval.  It is the intention of the Company to obtain a determination from the Puerto Rico Treasury Department that (i) the Plan, as in effect from time to time, meets the requirements of PR Code Section 1081.01(a), respectively, and (ii) any contributions made by the Company under the Plan are deductible for income tax purposes under PR Code Section 1033.09

12.15       Uniformity.  All provisions of this Plan shall be interpreted and applied in a uniform nondiscriminatory manner.

12.16       Severability. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provisions determined to be void. Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa.

APPENDIX A

GSK PUERTO RICO 401(K) PLAN

Affiliated Companies Participating in the Plan

GlaxoSmithKline Consumer Healthcare, L.P.

GlaxoSmithKline Puerto Rico Inc.

ViiV Healthcare Company